October 24, 2013 - For immediate release
Contact:  Scott Shockey, CFO (740) 446-2631

                                                                                                                                                                                                                      Exhibit 99.1
Ohio Valley Banc Corp. Reports Higher 3rd Quarter Earnings

GALLIPOLIS, Ohio - Ohio Valley Banc Corp. [Nasdaq: OVBC] (the “Company”) reported consolidated net income for the quarter ended September 30, 2013, of $1,407,000, an increase of 27.1 percent from the $1,107,000 earned for the third quarter of 2012.   Earnings per share for the third quarter of 2013 were $.35, up 29.6 percent from the prior year third quarter.  For the nine months ended September 30, 2013, net income totaled $6,572,000, a 20.6 percent increase from net income of $5,448,000 for the nine months ended September 30, 2012.  Earnings per share were $1.62 for the first nine months of 2013 versus $1.35 for the first nine months of 2012, an increase of 20.0 percent.  Return on average assets and return on average equity was 1.11 percent and 11.32 percent, respectively, for the nine months ended September 30, 2013, compared to .87 percent and 9.89 percent, respectively, for the same period in the prior year.

“We are pleased with the quarter and year-to-date results,” stated Thomas E. Wiseman, President and CEO.  “As we look to the future, we continue to be mindful of soft loan demand throughout our region.  Our employees have taken proactive steps to supplement interest income through expense savings and the development of alternative sources of revenue.  We continue to benefit from lower loan loss reserves, a direct result of our aggressive handling of troubled assets in prior years.  In pursuing our ‘Community First’ mission, our employees are finding new and innovative ways to connect with each other, our customers, and our communities, all to the benefit of our shareholders.”

For the third quarter of 2013, net interest income increased $63,000 from the same period last year.  The increase was related to the higher net interest margin for the third quarter, which more than offset the $52 million decline in average earning assets.  The decline in earning assets occurred primarily in low yielding balances at the Federal Reserve, which positively impacted our yield on total earning assets.  When combined with the continued decrease in funding costs, the net interest margin increased to 4.57 percent for the third quarter of 2013, as compared to 4.23 percent for the prior year third quarter.  For the nine months ended September 30, 2013, net interest income decreased $640,000, or 2.6 percent.  Contributing to the lower year-to-date net interest income was the decline in average earning assets, which was partially offset by a higher net interest margin.  For the nine months ended September 30, 2013, average earning assets decreased $42 million from the same period last year, which occurred in Federal Reserve balances and loans.  For the nine months ended September 30, 2013, the net interest margin increased to 4.43 percent, from 4.30 percent for the same period the prior year.  The improvement in net interest margin was attributable to a decrease in our funding costs aided by a continued composition shift to lower costing transaction accounts from certificates of deposit.

For the three months ended September 30, 2013, management provided $309,000 to the allowance for loan losses, a decrease of $874,000 from the same period last year.  For the nine months ended September 30, 2013, management provided $151,000 to the allowance for loan losses, a decrease of $2,872,000 from the same period last year.  The significant decline in provision for loan loss expense was due to a decrease in charge-offs and nonperforming loans.  For the nine months ended September 30, 2013, net charge-offs totaled only $313,000, a decrease of $1,869,000 from the same period in 2012.  The ratio of nonperforming loans to total loans was .84 percent at September 30, 2013 compared to 1.27 percent at September 30, 2012.  With the continued improvement in asset quality trends, the historical loss factors utilized to estimate the allowance for loan losses have also decreased.  As a result, general reserves have decreased, which contributed to lower provision for the three and nine months ended September 30, 2013.  Based on the evaluation of the adequacy of the allowance for loan losses, management believes that the allowance for loan losses at September 30, 2013 was adequate and reflects probable incurred losses in the portfolio.  The allowance for loan losses was 1.21 percent of total loans at September 30, 2013, compared to 1.24 percent at December 31, 2012 and 1.46 percent at September 30, 2012.

For the three months ended September 30, 2013, noninterest income totaled $1,574,000, a decrease of $100,000 from 2012’s third quarter, primarily due to lower mortgage banking income as originations declined due to higher mortgage interest rates.  Noninterest income totaled $7,479,000 for the nine months ended September 30, 2013, as compared to $7,127,000 for the same period last year, an increase of $352,000, or 4.9 percent.  Contributing to higher year-to-date noninterest income was life insurance proceeds, tax refund processing fees and interchange fee income.  In conjunction with various benefit plans for directors and key employees, the Company maintains an investment in bank owned life insurance.  During the first quarter, the Company received life insurance proceeds of $452,000.  For the nine months ended September 30, 2013, tax processing fees totaled $2,532,000, an increase of $253,000 from the same period the prior year due to an increase in the number of tax refund items processed.  Further contributing to revenue growth was the increase in interchange fees earned on debit and credit card transactions.  By continuing to offer incentives to customers to utilize the bank’s debit and credit card for purchases, interchange income increased $209,000, or 16.9 percent, for the nine months ended September 30, 2013, as compared to the same period in 2012.

For the three months ended September 30, 2013, noninterest expense totaled $7,320,000, an increase of $363,000 from the same period last year.  For the nine months ended September 30, 2013, noninterest expense totaled $22,585,000, an increase of $1,134,000, or 5.3 percent, from the same period last year.  Contributing to the increase was salaries and employee benefits, which increased $208,000, or 5.1 percent, for the three months ended September 30, 2013, and increased $561,000, or 4.5 percent, for the nine months ended September 30, 2013, as compared to the same periods in 2012.  The increase was primarily related to annual merit increases and retirement benefit costs.  In association with the higher debit and credit card transaction volume, the related customer reward expense has increased as well.  For the quarter, customer reward expense increased $53,000, and for the first nine months of 2013, increased $178,000 from the same time periods in 2012.  Also contributing to higher year-to-date noninterest expense was the increase in foreclosure costs associated with bank owned properties.  For the nine months ended September 30, 2013, foreclosure costs increased $146,000 from the same period last year.  In addition, noninterest expense increased $212,000 due to a premium paid with the early redemption of trust preferred securities.  During the first quarter of 2013, the Company exercised the option to redeem $5 million in trust preferred securities prior to maturity, which is anticipated to have a favorable impact on future earnings due to the elimination of the annual interest expense on the securities totaling $530,000.

Ohio Valley Banc Corp. common stock is traded on the NASDAQ Global Market under the symbol OVBC.  The holding company owns Ohio Valley Bank, with 15 offices in Ohio and West Virginia, and Loan Central, with seven consumer finance offices in Ohio.  Learn more about Ohio Valley Banc Corp. at www.ovbc.com.

Forward-Looking Information

Certain  statements  contained  in this  earnings  release  which are not  statements of  historical  fact  constitute  forward-looking  statements  within the  meaning of the  Private  Securities  Litigation  Reform  Act  of  1995.  Words  such  as  “believes,” “anticipates,” “expects,” “appears,” “intends,” “targeted” and similar expressions are intended to identify forward-looking statements but are not the exclusive means of identifying those statements.  Forward-looking statements involve risks and uncertainties.  Actual results may differ materially from those predicted by the forward-looking statements because of various factors and possible events, including: (i) changes in political, economic or other factors, such as inflation rates, recessionary or expansive trends, taxes, the effects of implementation of the Budget Control Act of 2011 and the American Taxpayer Relief Act of 2012 and the continuing economic uncertainty in various parts of the world; (ii) competitive pressures;  (iii) fluctuations in interest rates; (iv) the level of defaults and prepayment on loans made by the Company; (v) unanticipated litigation, claims, or assessments; (vi) fluctuations in the cost of obtaining funds to make loans; and (vii) regulatory changes.  Forward-looking statements speak only as of the date on which they are made, and the Company undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made to reflect unanticipated events.  See Item 1.A. “Risk Factors” in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012, for further discussion of the risks affecting the business of the Company and the value of an investment in its shares.

OHIO VALLEY BANC CORP - Financial Highlights (Unaudited)

	Three months ended		Nine months ended
	September 30,		September 30,
	2013	2012	2013	2012
PER SHARE DATA
Earnings per share	$0.35	$0.27	$1.62	$1.35
Dividends per share	$0.21	$0.21	$0.52	$0.67
Book value per share	$19.54	$18.77	$19.54	$18.77
Dividend payout ratio (a)	60.62%	76.44%	32.14%	49.54%
Weighted average shares outstanding	4,062,204	4,029,439	4,062,204	4,028,944

PERFORMANCE RATIOS
Return on average equity	7.15%	5.89%	11.32%	9.89%
Return on average assets	0.75%	0.55%	1.11%	0.87%
Net interest margin (b)	4.57%	4.23%	4.43%	4.30%
Efficiency ratio (c)	76.05%	72.02%	70.52%	66.42%
Average earning assets (in 000's)	$698,975	$751,393	$740,518	$782,491

(a) Total dividends paid as a percentage of net income.
(b) Fully tax-equivalent net interest income as a percentage of average earning assets.
(c) Noninterest expense as a percentage of fully tax-equivalent net interest income plus noninterest income.

OHIO VALLEY BANC CORP - Consolidated Statements of Income (Unaudited)

	Three months ended		Nine months ended
(in $000's)	September 30,		September 30,
	2013	2012	2013	2012
Interest income:
Interest and fees on loans	$8,174	$8,781	$25,260	$27,678
Interest and dividends on securities	574	624	1,732	2,049
Total interest income	8,748	9,405	26,992	29,727
Interest expense:
Deposits	666	1,235	2,294	3,911
Borrowings	152	303	506	984
Total interest expense	818	1,538	2,800	4,895
Net interest income	7,930	7,867	24,192	24,832
Provision for loan losses	309	1,183	151	3,023
Noninterest income:
Service charges on deposit accounts	472	471	1,340	1,381
Trust fees	56	51	158	151
Income from bank owned life insurance and
annuity assets	171	198	974	592
Mortgage banking income	85	166	331	398
Electronic refund check / deposit fees	21	15	2,532	2,279
Debit / credit card interchange income	502	422	1,447	1,238
Gain (loss) on other real estate owned	(6)	30	(46)	181
Other	273	321	743	907
Total noninterest income	1,574	1,674	7,479	7,127
Noninterest expense:
Salaries and employee benefits	4,326	4,118	13,132	12,571
Occupancy	418	397	1,199	1,182
Furniture and equipment	230	238	664	710
FDIC insurance	114	63	375	629
Data processing	276	278	838	786
Foreclosed assets	51	69	390	244
Other	1,905	1,794	5,987	5,329
Total noninterest expense	7,320	6,957	22,585	21,451
Income before income taxes	1,875	1,401	8,935	7,485
Income taxes	468	294	2,363	2,037
NET INCOME	$1,407	$1,107	$6,572	$5,448

OHIO VALLEY BANC CORP - Consolidated Balance Sheets (Unaudited)

(in $000's, except share data)	September 30,	December 31,
	2013	2012
ASSETS
Cash and noninterest-bearing deposits with banks	$9,950	$10,617
Interest-bearing deposits with banks	22,947	35,034
Total cash and cash equivalents	32,897	45,651
Securities available for sale	88,850	94,965
Securities held to maturity
(estimated fair value: 2013 - $23,480; 2012 - $24,624)	23,327	23,511
Federal Home Loan Bank and Federal Reserve Bank stock	7,776	6,281
Total loans	556,213	558,288
Less: Allowance for loan losses	(6,742)	(6,905)
Net loans	549,471	551,383
Premises and equipment, net	9,007	8,680
Other real estate owned	2,798	3,667
Accrued interest receivable	2,051	2,057
Goodwill	1,267	1,267
Bank owned life insurance and annuity assets	24,802	25,056
Other assets	5,606	6,705
Total assets	$747,852	$769,223

LIABILITIES
Noninterest-bearing deposits	$133,411	$139,526
Interest-bearing deposits	495,422	515,538
Total deposits	628,833	655,064
Other borrowed funds	18,986	14,285
Subordinated debentures	8,500	13,500
Accrued liabilities	12,141	10,554
Total liabilities	668,460	693,403

SHAREHOLDERS' EQUITY
Common stock ($1.00 stated value per share, 10,000,000 shares
authorized; 4,721,943 shares issued)	4,722	4,722
Additional paid-in capital	34,109	34,109
Retained earnings	55,554	51,094
Accumulated other comprehensive income	719	1,607
Treasury stock, at cost (659,739 shares)	(15,712)	(15,712)
Total shareholders' equity	79,392	75,820
Total liabilities and shareholders' equity	$747,852	$769,223